                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          OCWEN FINANCIAL CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                  (OCWEN LOGO)

                                 March 30, 2000

Dear Fellow Shareholder:

     On behalf of the Board of Directors I cordially invite you to attend the Annual Meeting of Shareholders of Ocwen Financial Corporation, which will be held at the first floor offices of the Company located at 1675 Palm Beach Lakes Boulevard, West Palm Beach, Florida 33401, on Tuesday, May 16, 2000 at 9:00 a.m., Eastern Time. The matters to be considered by shareholders at the Annual Meeting are described in detail in the accompanying materials.

     IT IS VERY IMPORTANT THAT YOU BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU OWN OR WHETHER YOU ARE ABLE TO ATTEND THE ANNUAL MEETING IN PERSON. Let me urge you to mark, sign and date your proxy card today and return it in the envelope provided, even if you plan to attend the Annual Meeting. This will not prevent you from voting in person, but will ensure that your vote is counted if you are unable to attend.

     Your continued support of and interest in Ocwen Financial Corporation are sincerely appreciated.

                                          Sincerely,

                                          (William C. Erbey)
                                          William C. Erbey
                                          Chairman and Chief Executive Officer

                          OCWEN FINANCIAL CORPORATION
                        1675 Palm Beach Lakes Boulevard
                         West Palm Beach, Florida 33401

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 16, 2000

                            ------------------------

     NOTICE IS HEREBY GIVEN, that the Annual Meeting of Shareholders of Ocwen Financial Corporation (the "Company") will be held at the first floor offices of the Company located at 1675 Palm Beach Lakes Boulevard, West Palm Beach, Florida 33401 on Tuesday, May 16, 2000 at 9:00 a.m., Eastern Time, for the following purposes:

        1. To elect five directors for a one-year term and until their successors are elected and qualified;

        2. To ratify the appointment by the Board of Directors of PricewaterhouseCoopers LLP as the independent auditor of the Company for the fiscal year ending December 31, 2000; and

        3. To transact such other business as may properly come before the meeting and any adjournment thereof. Management is not aware of any other such business.

     The Board of Directors has fixed March 15, 2000 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Only shareholders of record at the close of business on that date will be entitled to vote at the Annual Meeting or any adjournment thereof.

                                          By Order Of The Board Of Directors,

                                          (John R. Erbey)
                                          John R. Erbey
                                          Secretary

West Palm Beach, Florida
March 30, 2000

                          OCWEN FINANCIAL CORPORATION
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                         ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is being furnished to holders of the common stock, par value $.01 per share (the "Common Stock"), of Ocwen Financial Corporation, a Florida corporation (the "Company"). Proxies are being solicited on behalf of the Board of Directors of the Company to be used at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the first floor offices of the Company located at 1675 Palm Beach Lakes Boulevard, West Palm Beach, Florida 33401, on Tuesday, May 16, 2000 at 9:00 a.m., Eastern Time, and at any adjournment thereof, for the purposes set forth in the Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying proxy card (the "Proxy") are first being mailed to shareholders on or about March 30, 2000.

     The Proxy solicited hereby, if properly signed and returned to the Company and not revoked prior to its use, will be voted in accordance with the instructions contained therein. If no contrary instructions are given, each Proxy received will be voted: (i) for each of the nominees for director described herein; (ii) for ratification of the appointment of PricewaterhouseCoopers LLP as the independent auditor for 2000; and (iii) upon the transaction of such other business as may properly come before the meeting, in accordance with the best judgment of the persons appointed as proxies.

     Any shareholder giving a Proxy has the power to revoke it at any time before it is exercised by: (i) filing written notice thereof with the Secretary of the Company (John R. Erbey, Secretary, Ocwen Financial Corporation, 1675 Palm Beach Lakes Boulevard, West Palm Beach, Florida 33401); (ii) submitting a properly executed Proxy bearing a later date; or (iii) appearing at the Annual Meeting and giving the Secretary notice of his or her intention to vote in person. Proxies solicited hereby may be exercised only at the Annual Meeting and any adjournment thereof and will not be used for any other meeting.

                                     VOTING

     Only holders of record of Common Stock at the close of business on March 15, 2000 (the "Voting Record Date") will be entitled to vote at the Annual Meeting or any adjournment thereof. On the Voting Record Date, there were 68,530,325 shares of Common Stock issued and outstanding, and the Company had no other class of equity securities outstanding. (All information relating to the number and price of shares of Common Stock contained in this Proxy Statement has been adjusted to reflect the two-for-one split of the Common Stock in November 1997.) Each share of Common Stock is entitled to one vote at the Annual Meeting on all matters properly presented thereat.

     Assuming the presence of a quorum, the five persons receiving the greatest number of votes of the Common Stock cast at the Annual Meeting by the holders of stock entitled to vote shall be elected as directors of the Company. Assuming the presence of a quorum, the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent auditor for 2000 and any other matter properly submitted to shareholders for their consideration at the Annual Meeting (other than the election of directors) shall be approved if the votes cast by the holders of the shares represented at the Annual Meeting and entitled to vote on the subject matter favoring the action exceed the votes cast opposing the action.

     With regard to the election of directors, shareholders may vote in favor of or withhold authority to vote for one or more nominees for director. Votes that are withheld and broker non-votes in connection with the election of one or more nominees for director will not be counted as votes cast for such individuals and accordingly will have no effect. Abstentions may be specified on all other proposals. Abstentions and broker non-votes will not be counted in determining the votes cast in connection with the proposal to ratify the appointment of the Company's independent auditor and thus will have no effect on such proposal.

     The presence at the Annual Meeting of a majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

                             ELECTION OF DIRECTORS
                                 (PROPOSAL ONE)

     The Company's Bylaws provide that the Board of Directors of the Company shall be comprised of between three and seven members, with the exact number to be fixed by the Board of Directors. A resolution adopted by the Board of Directors pursuant to the Company's Bylaws has established the number of directors at five. Directors are elected annually and hold office until the earlier of the election and qualification of their successors or their resignation and removal.

     Each of the five persons standing for election at the Annual Meeting is currently a director of the Company. There are no arrangements or understandings between any nominee for director and any other person pursuant to which such person was selected as a nominee. William C. Erbey, Chairman of the Board and Chief Executive Officer, and John R. Erbey, Senior Managing Director, General Counsel and Secretary, are brothers. Otherwise, no director is related to any other director or executive officer of the Company by blood, marriage or adoption.

     If any person named as nominee should be unable or unwilling to stand for election at the time of the Annual Meeting, the person or persons appointed as proxies will nominate and vote for a replacement nominee or nominees recommended by the Board of Directors. At this time, the Board of Directors knows of no reason why any of the nominees listed below would not be able to serve as a director if elected.

NOMINEES FOR DIRECTOR

     The following table sets forth certain information concerning the directors of the Company.

                                                                        DIRECTOR
NAME                                                          AGE(1)     SINCE
----                                                          -------   --------
William C. Erbey............................................    50        1988
Hon. Thomas F. Lewis........................................    75        1997
W.C. Martin.................................................    51        1996
Howard H. Simon.............................................    59        1996
Barry N. Wish...............................................    58        1988

---------------

(1) As of March 15, 2000.

     The principal occupation for the last five years of each director of the Company, as well as certain other information, is set forth below.

     William C. Erbey. Mr. Erbey has served as the Chairman of the Board of Directors of the Company since September 1996 and as the Chief Executive Officer of the Company since January 1988 and served as the Chief Investment Officer of the Company from January 1992 to August 1999 and the President of the Company from January 1988 to May 1998. Mr. Erbey has served as the Chairman of the Board of Directors of Ocwen Federal Bank FSB (the "Bank") since February 1988 and as the Chief Executive Officer of the Bank since June 1990. He also serves as a director and officer of many subsidiaries of the Company. From 1983 to 1995, Mr. Erbey served as a Managing General Partner of The Oxford Financial Group ("Oxford"), a private investment partnership that was the predecessor of the Company. From 1975 to 1983, Mr. Erbey served at General Electric Capital Corporation ("GECC") in various capacities, most recently as the President and Chief Operating Officer of General Electric Mortgage Insurance Corporation. Mr. Erbey also served as the Program General Manager of GECC's Commercial Financial Services Department and as the President of Acquisition Funding Corporation. He received a Bachelor of Arts in Economics from Allegheny College and a Master of Business Administration from Harvard University.

     Hon. Thomas F. Lewis. Mr. Lewis has served as a director of the Company and of the Bank since May 1997. Mr. Lewis served as a United States Congressman, representing the 12th District of Florida, from 1983 to 1995. He served in the House and Senate of the Florida State Legislature at various times. Mr. Lewis is a principal of Lewis Properties and a director of T&M Ranch. He is also a member of the Economic Council of

Palm Beach County. Mr. Lewis formerly served as a United States delegate to the North Atlantic Treaty Organization and as a member of the President's Advisory Commission on Global Trade Policies. He attended the University of Florida and holds an Associate's Degree from Palm Beach Junior College, a Certificate in Engineering from the Massachusetts Institute of Technology and honorary doctorates from the Florida Institute of Technology and Nova University.

     W.C. Martin. Mr. Martin has served as a director of the Company since July 1996 and of the Bank since June 1996. Since 1982, Mr. Martin has been associated with Holding Capital Group ("HCG") and has been engaged in the acquisition and turnaround of businesses in a broad variety of industries. Since March 1993, Mr. Martin also has served as President and Chief Executive Officer of SV Microwave, a company he formed along with other HCG investors to acquire the assets of the former Microwave Division of Solitron Devices, Inc. In 1998, Mr. Martin became CEO of HCG Technologies, Inc. ("HCGT"), a holding company formed by him and HCG to acquire, fund or start technology companies. In 1999, he became CEO of SV Microwave Commercial Products Group, Inc., a newly formed subsidiary of HCGT engaged in the design, production and sale of passive microwave devices. Prior to 1982, Mr. Martin was a Manager in Touche Ross & Company's Management Consulting Division, and prior to that he held positions in financial management with Chrysler Corporation. Mr. Martin received a Bachelor of Science in Industrial Management from LaSalle University and a Master of Business Administration from Notre Dame.

     Howard H. Simon. Mr. Simon has served as a director of the Company since July 1996 and of the Bank since 1987. Mr. Simon is the Managing Director of Simon, Master & Sidlow, P.A., a certified public accounting firm which Mr. Simon founded in 1978 and which is based in Wilmington, Delaware. Mr. Simon is a past Chairman and current member of the Board of Directors of CPA Associates International, Inc. Prior to 1978, Mr. Simon was a Partner of Touche Ross & Company. Mr. Simon is a graduate of the University of Delaware and a Certified Public Accountant.

     Barry N. Wish. Mr. Wish has served as Chairman, Emeritus of the Board of Directors of the Company since September 1996, and he previously served as Chairman of the Board of the Company from January 1988 to September 1996. Mr. Wish has served as a director of the Bank since February 1988. From 1983 to 1995, he served as a Managing General Partner of Oxford, which he founded. From 1979 to 1983, he was a Managing General Partner of Walsh, Greenwood, Wish & Co., a member firm of the New York Stock Exchange. Prior to founding that firm, Mr. Wish was a Vice President and shareholder of Kidder, Peabody & Co., Inc. He is a graduate of Bowdoin College.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE NOMINEES FOR DIRECTOR.

             MEETINGS OF THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors of the Company held a total of 13 meetings during 1999. No director of the Company attended fewer than 75% of the total number of meetings of the Board of Directors held during 1999 and of the total number of meetings held by all committees thereof during the period on which such director served during 1999.

     The Board of Directors of the Company has established an Executive Committee, an Audit Committee and a Nominating and Compensation Committee. A brief description of these committees is set forth below.

     The Executive Committee is generally responsible to act on behalf of the Board of Directors on all matters when the full Board of Directors is not in session. Currently, the members of this committee are Directors William C. Erbey (Chairman) and Wish. This committee met 13 times during 1999.

     The Audit Committee of the Board of Directors reviews and advises the Board of Directors with respect to reports by the Company's independent auditor and monitors the Company's compliance with laws and regulations applicable to the Company's operations. Currently, the members of the Audit Committee are Directors Simon (Chairman), Lewis and Martin. This committee met six times during 1999.

     The Nominating and Compensation Committee evaluates and makes recommendations to the Board of Directors for the election of directors, as well as handles personnel and compensation matters relating to the executive officers of the Company. The Nominating and Compensation Committee will consider nominees for director recommended by shareholders, but has not adopted any procedures to be followed by shareholders in submitting such recommendations. Currently, the members of the Nominating and Compensation committee are Directors Martin (Chairman), Lewis and Simon. This committee met four times during 1999.

                        BOARD OF DIRECTORS COMPENSATION

     Pursuant to a Directors Stock Plan adopted by the Board of Directors and shareholders of the Company in July 1996, the Company compensates directors by delivering a total annual value of $10,000 payable in shares of Common Stock (which may be prorated for a director serving less than a full one-year term, as in the case of a director joining the Board of Directors after an annual meeting of shareholders), subject to review and adjustment by the Board of Directors from time to time. Such payment is made after the annual organizational meeting of the Board of Directors which follows the annual meeting of shareholders of the Company. An additional annual fee payable in shares of Common Stock, which currently amounts to $2,000, subject to review and adjustment by the Board of Directors from time to time, is paid to committee chairs after the annual organizational meeting of the Board of Directors. During 1999, an aggregate of 6,099 shares of Common Stock was granted to the five directors of the Company and the three committee chairs.

     The number of shares issued pursuant to the Directors Stock Plan is based on their "fair market value" on the date of grant. The term "fair market value" is defined in the Directors Stock Plan to mean the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on the relevant date.

     Shares issued pursuant to the Directors Stock Plan, other than the committee fee shares, are subject to forfeiture during the 12 full calendar months following election or appointment to the Board of Directors or a committee thereof if the director does not attend an aggregate of at least 75% of all meetings of the Board of Directors and committees thereof of which he is a member during such period.

     Each of the members of the Board of Directors of the Company also serves on the Board of Directors of the Bank. During 1999, the Bank compensated its directors through quarterly payments of $2,500 in cash in respect of their service on the Bank's Board of Directors during the preceding 3-month period. An additional quarterly payment of $500 in cash was paid to committee chairs. During 1999, an aggregate of $56,000 in cash was paid to the five directors of the Company in respect of their service as members of the Board of Directors of the Bank, including as chairman of the three committees of the Bank's Board of Directors.

                    EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     The following table sets forth certain information with respect to each person who currently serves as an executive officer of the Company but does not serve on the Company's Board of Directors. Executive officers of the Company are elected annually by the Board of Directors and generally serve at the discretion of the Board. There are no arrangements or understandings between the Company and any person pursuant to which such person was elected as an executive officer of the Company. Other than William C. Erbey and John R. Erbey, who are brothers, no director or executive officer is related to any other director or executive officer of the Company or any of its subsidiaries by blood, marriage or adoption.

NAME                                           AGE(1)    POSITION
----                                           ------    --------
John R. Barnes...............................    57      Senior Vice President
Trini L. Donato..............................    32      Senior Vice President, Deputy
                                                         General Counsel and Assistant
                                                         Secretary
John R. Erbey................................    59      Senior Managing Director, General
                                                         Counsel and Secretary
Ronald M. Faris..............................    37      Executive Vice President
Christine A. Reich...........................    38      President
Mark S. Zeidman..............................    48      Senior Vice President, Chief
                                                         Financial Officer and Chief
                                                         Investment Officer

---------------

(1) As of March 15, 2000.

     The background for the last five years of each executive officer of the Company who is not a director, as well as certain other information, is set forth below.

     John R. Barnes. Mr. Barnes has served as a Senior Vice President of the Company and the Bank since May 1994 and served as a Vice President of the Company and the Bank from October 1989 to May 1994. He also serves as an officer of many subsidiaries of the Company. Mr. Barnes was a Tax Partner in the firm of Deloitte Haskins & Sells from 1986 to 1989 and in the firm of Arthur Young & Co. from 1979 to 1986. Mr. Barnes was the Partner in Charge of the Cleveland Office Tax Department of Arthur Young & Co. from 1979 to 1984. He received a Bachelor of Science in Accounting from Ohio State University and is a Certified Public Accountant.

     Trini L. Donato. Ms. Donato has served as Senior Vice President of the Company and the Bank since May 1999 and served as Vice President of the Company and the Bank from May 1998 to May 1999 and in various positions in the Company's Law Department from August 1995 to May 1998. She also serves as an officer of many subsidiaries of the Company. Ms. Donato was an associate at Greenberg Traurig from 1992 to 1995 and at Chadbourne & Parke from 1990 to 1992. She received a Bachelor of Arts from the University of Florida and a Juris Doctor from the University of Michigan. Ms. Donato is a member of both the New York and Florida bars.

     John R. Erbey. Mr. Erbey has served as Senior Managing Director of the Company since May 1998 and as Secretary of the Company since June 1989 and served as a Managing Director of the Company from January 1993 to May 1998 and Senior Vice President of the Company from June 1989 until January 1993. Mr. Erbey has served as a director of the Bank since 1990, as a Senior Managing Director of the Bank since May 1998, and as Secretary of the Bank since July 1989. He also serves as an officer and/or a director of many subsidiaries of the Company, including as Chairman and CEO of Ocwen Technology Xchange, Inc. since April 1998. From 1971 to 1989, Mr. Erbey was a member of the Law Department of Westinghouse Electric Corporation and held various management positions, including Associate General Counsel and Assistant Secretary from 1984 to 1989. Previously, he held the positions of Assistant General Counsel of the Industries and International Group and Assistant General Counsel of the Power Systems Group of Westinghouse. He received a Bachelor of Arts from Allegheny College and a Juris Doctor from Vanderbilt University School of Law.

     Ronald M. Faris. Mr. Faris has served as Executive Vice President of the Company and the Bank since May 1998 and served as a Senior Vice President of the Bank from May 1997 to May 1998 and Vice President and Chief Accounting Officer of the Company from July 1994 to May 1997 and of the Bank from July 1994 to May 1997. From March 1991 to July 1994 he served as Controller for a subsidiary of the Company. From 1986 to 1991, Mr. Faris was a Vice President with Kidder, Peabody & Co., Inc., and from 1984 to 1986 worked in the General Audit Department of Price Waterhouse. He holds a Bachelor of Science from The Pennsylvania State University and is a Certified Public Accountant.

     Christine A. Reich. Ms. Reich has served as President of the Company since May 1998 and served as a Managing Director of the Company from June 1994 to May 1998, as Chief Financial Officer of the Company from January 1990 to May 1997, as a Senior Vice President of the Company from January 1993 until June 1994 and as a Vice President of the Company from January 1990 until January 1993. Ms. Reich has served as a director of the Bank since June 1993 and as President of the Bank since May 1998. From 1987 to 1990, Ms. Reich served as an officer of another subsidiary of the Company. Ms. Reich also serves as an officer and/or a director of many subsidiaries of the Company. Prior to 1987, Ms. Reich was employed by KPMG Peat Marwick LLP, most recently in the position of Manager. She received a Bachelor of Science in Business Administration from the University of Southern California and is a Certified Public Accountant.

     Mark S. Zeidman. Mr. Zeidman has served as Senior Vice President and Chief Financial Officer of the Company and the Bank since May 1997 and as Chief Investment Officer of the Company since August 1999. He also serves as an officer of many subsidiaries of the Company. From 1986 until May 1997, Mr. Zeidman was employed by Nomura Securities International, Inc., most recently as Managing Director. Prior to 1986, he held positions with Shearson Lehman Brothers and Coopers & Lybrand. Mr. Zeidman is a Certified Public Accountant. He holds a Bachelor of Arts degree from the University of Pennsylvania, a Master of International Affairs from Columbia University and a Master of Business Administration from the Wharton School of Business at the University of Pennsylvania.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of the date indicated by (i) each director and named executive officer of the Company, (ii) all directors and executive officers of the Company as a group and (iii) all persons known by the Company to own beneficially 5% or more of the outstanding Common Stock. The table is based upon information supplied to the Company by directors, officers and principal shareholders and filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                                                             SHARES BENEFICIALLY OWNED AS OF
                                                                      MARCH 15, 2000
                                                             --------------------------------
                 NAME OF BENEFICIAL OWNER                      AMOUNT(1)         PERCENT(1)
                 ------------------------                    -------------      -------------
NewSouth Capital Management, Inc...........................    6,011,553(2)          8.8%
  1000 Ridgeway Loop Rd. - Suite 233
  Memphis, TN 38120

J.P. Morgan & Co. Incorporated.............................    3,789,485(3)          5.5
  60 Wall Street
  New York, NY 10260

Directors and Named Executive Officers:
  William C. Erbey.........................................   19,003,969(4)         27.5
  Hon. Thomas F. Lewis.....................................        3,268(5)            *
  W.C. Martin..............................................        9,302(6)            *
  Howard H. Simon..........................................       15,892(7)            *
  Barry N. Wish............................................    9,442,394(8)         13.8
  Christine A. Reich.......................................      602,846(9)            *
  John R. Erbey............................................    2,077,149(10)         3.0
  Ronald M. Faris..........................................       82,866(11)           *
  Mark S. Zeidman..........................................       16,469(12)           *

All Directors and Executive Officers as a Group (12
  persons).................................................   31,352,408(13)        45.0%

---------------

* Less than 1%.
 (1) For purposes of this table, pursuant to rules promulgated under the Exchange Act, an individual is considered to own beneficially any shares of Common Stock if he or she directly or indirectly has or shares: (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, (i) an individual has sole voting power and sole investment power with respect to the indicated shares and (ii) individual holdings amount to less than 1% of the outstanding shares of Common Stock.
 (2) Based on information contained in a Schedule 13G filed with the Commission on February 14, 2000 by NewSouth Capital Management, Inc., an investment advisor that acquired the shares on behalf of its clients. Includes 5,956,553 shares as to which sole voting power is claimed and 6,011,553 shares as to which sole disposal power is claimed.
 (3) Based on information contained in a Schedule 13G filed with the Commission on February 14, 2000 by J.P. Morgan & Co. Incorporated, a parent holding company whose subsidiaries include Morgan Guaranty Trust Company of New York (a bank), J.P. Morgan Investment Management, Inc. (an investment advisor) and J.P. Morgan Florida Federal Savings Bank (an investment advisor). Includes 3,095,700 shares as to which sole voting power is claimed and 3,789,185 shares as to which sole disposal power is claimed.
 (4) Includes 13,122,215 shares held by FF Plaza Limited Partnership, a Delaware limited partnership whose general partner is a corporation wholly owned by William C. Erbey and whose limited partners are William C. Erbey and his spouse, and 5,409,704 shares held by Erbey Holding Corporation, a corporation wholly owned by William C. Erbey. Also includes options to acquire 472,050 shares which were exercisable at or within 60 days of March 15, 2000. Included in the shares held by FF Plaza Limited Partnership are 4,192 shares held pursuant to the Directors Stock Plan.
 (5) Includes 1,110 shares held jointly with his spouse. Also includes 2,158 shares held pursuant to the Directors Stock Plan.
 (6) Includes 5,110 shares held by the Martin & Associates Management Consultants, Inc. Defined Contribution Pension Plan & Trust. Also includes 4,192 shares held pursuant to the Directors Stock Plan.
 (7) Includes 11,700 shares held by the Simon, Master & Sidlow P.A. 401(k) Profit Sharing Plan. Also includes 4,192 shares held pursuant to the Directors Stock Plan.
 (8) Includes 8,878,305 shares held by Wishco, Inc., a corporation controlled by Barry N. Wish pursuant to his ownership of 93.0% of the common stock thereof, 351,940 shares held by B.N.W. Partners, a Delaware partnership of which the partners are Mr. Wish and B.N.W., Inc., a corporation wholly owned by Mr. Wish, and 140,000 shares held by the Barry Wish Family Foundation, Inc., a charitable foundation of which Mr. Wish is a director. Also includes 3,492 shares held pursuant to the Directors Stock Plan.
 (9) Includes 451,305 shares held by CPR Family Limited Partnership, a Georgia limited partnership whose general partner is a corporation wholly owned by Christine A. Reich and whose limited partners are Christine A. Reich and her spouse. Also includes options to acquire 151,539 shares of Common Stock which were exercisable at or within 60 days of March 15, 2000.
(10) Includes 1,627,330 shares held by John R. Erbey Family Limited Partnership, a Georgia limited partnership whose general partner is a corporation wholly owned by John R. Erbey and whose limited partners consist of John R. Erbey, his spouse and children. Also includes options to acquire 435,269 shares of Common Stock which were exercisable at or within 60 days of March 15, 2000.
(11) Includes 9,260 shares held jointly with his spouse. Also includes options to acquire 64,186 shares of Common Stock which were exercisable at or within 60 days of March 15, 2000.
(12) Includes 442 shares held by his minor children. Also includes options to acquire 12,317 shares of Common Stock which were exercisable at or within 60 days of March 15, 2000.
(13) Includes options to acquire an aggregate of 1,175,319 shares of Common Stock which were exercisable at or within 60 days of March 15, 2000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file.

     To the Company's knowledge, based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% shareholders were complied with during 1999, except that Robert J. Leist, Jr. inadvertently failed to file a Form 3 in a timely manner upon being named Chief Accounting Officer of the Company on May 13, 1999. Mr. Leist made the required filing promptly upon becoming aware of this and has to date not acquired a beneficial interest in any shares of the Company.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table discloses compensation received by the Company's chief executive officer and the four other most highly paid directors and executive officers of the Company for the years indicated.

                                             ANNUAL COMPENSATION                         LONG-TERM COMPENSATION
                                         ----------------------------   ---------------------------------------------------------
                                                                                   AWARDS               PAYOUTS
                                                                        -----------------------------   -------
                                                                                        NUMBER OF
                                                                        RESTRICTED      SECURITIES
                                                                          STOCK         UNDERLYING       LTIP        ALL OTHER
           NAME AND POSITION             YEAR    SALARY     BONUS(1)      AWARDS      OPTIONS(#)(2)     PAYOUTS   COMPENSATION(3)
           -----------------             ----   --------   ----------   ----------   ----------------   -------   ---------------
William C. Erbey.......................  1999   $360,000   $  357,143      --              34,549         --          $ 3,200
  Chairman of the Board and              1998    357,499      298,688      --              14,143         --            3,200
  Chief Executive Officer                1997    150,000    1,300,000      --             235,756         --            3,000

Christine A. Reich.....................  1999    320,000      315,150      --              28,894         --            3,200
  President                              1998    317,976      265,500      --              12,572         --            3,200
                                         1997    150,000      850,000      --             147,348         --            3,000

John R. Erbey..........................  1999    300,000      365,119      --              28,791         --            3,200
  Senior Managing Director               1998    298,214      478,126      --              15,715         --            3,200
  and Secretary                          1997    150,000      925,000      --             162,083         --            3,000

Ronald M. Faris........................  1999    259,385      323,091      --              30,184         --            3,200
  Executive Vice President               1998    218,916      322,119      --              11,524         --            3,200
                                         1997    120,673      300,000      --              39,293         --            3,000

Mark S. Zeidman........................  1999    329,539      219,313      --               8,108         --           70,393(4)
  Senior Vice President                  1998    298,214      168,750      --               7,483         --            3,000
  and Chief Financial Officer            1997     98,077      150,000      --               9,823         --           20,855(5)

---------------

 (1) For 1999 and 1998, consists of bonuses awarded pursuant to the Company's 1998 Annual Incentive Plan in the first quarter of the following year for services rendered in the year indicated, a portion of which was deferred. The 1997 bonuses were paid in full in the first quarter of 1998.
 (2) Consists of options granted pursuant to the Company's 1991 Non-Qualified Stock Option Plan, as amended (the "Stock Option Plan"). The 1999 amounts consist of grants made as of January 31, 2000 for services rendered in 1999.
 (3) Consists of contributions by the Company pursuant to the Company's 401(k) Savings Plan.
 (4) Consists of $3,200 in contributions by the Company pursuant to the Company's 401(k) Savings Plan and $67,193 in reimbursed relocation expenses.
 (5) Consists of reimbursed relocation expenses.

OPTION GRANTS FOR 1999

     The following table provides information relating to option grants made pursuant to the Company's Stock Option Plan in January 2000 to the individuals named in the Summary Compensation Table for services rendered in 1999.

                                           PERCENT OF
                                           SECURITIES
                             NO. OF        UNDERLYING
                           SECURITIES        TOTAL                                  POTENTIAL REALIZABLE VALUE AT ASSUMED
                           UNDERLYING       OPTIONS                                   RATES OF STOCK PRICE APPRECIATION
                            OPTIONS        GRANTED TO     EXERCISE                            FOR OPTION TERM(3)
                            GRANTED        EMPLOYEES       PRICE      EXPIRATION    --------------------------------------
NAME                       (#)(1)(2)         (%)(2)        ($/SH)        DATE       0%($)          5%($)           10%($)
----                      ------------    ------------    --------    ----------    ------        --------        --------
William C. Erbey........     34,549           9.6           6.25       1/31/10       --           135,778         344,108
Christine A. Reich......     28,894           8.1           6.25       1/31/10       --           113,553         287,784
John R. Erbey...........     28,791           8.0           6.25       1/31/10       --           113,149         286,758
Ronald M. Faris.........     30,184           8.4           6.25       1/31/10       --           118,623         300,633
Mark S. Zeidman.........      8,108           2.3           6.25       1/31/10       --            31,864          80,756

---------------

(1) All options are to purchase shares of Common Stock, and one third vests and becomes exercisable on each of January 31, 2001, 2002 and 2003.

(2) Indicated grants were made in January 2000 for services rendered in 1999. The percentage of securities underlying these options to the total number of securities underlying all options granted to employees of the Company is based on options to purchase a total of 358,858 shares of Common Stock granted to employees of the Company under the Stock Option Plan as of January 31, 2000.
(3) Assumes future prices of shares of Common Stock of $6.25, $10.18 and $16.21 at compounded rates of return of 0%, 5% and 10%, respectively, from the closing price per share on the New York Stock Exchange on December 31, 1999.

AGGREGATED OPTION EXERCISES IN 1999 AND YEAR-END OPTION VALUES

     The following table provides information relating to option exercises in 1999 by the individuals named in the Summary Compensation Table and the value of each such individual's unexercised options at December 31, 1999.

                                                                       NUMBER OF SECURITIES
                                             NUMBER OF                UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                              SHARES                        OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                             ACQUIRED                  DECEMBER 31, 1999(1)          DECEMBER 31, 1999(2)
                                                ON        VALUE     ---------------------------   ---------------------------
NAME                                         EXERCISE    REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                         ---------   --------   -----------   -------------   -----------   -------------
William C. Erbey...........................     --         --         472,050        43,978              --          --
Christine A. Reich.........................     --         --         151,539        37,275              --          --
John R. Erbey..............................     --         --         435,269        39,268        $299,930          --
Ronald M. Faris............................     --         --          64,186        37,867              --          --
Mark S. Zeidman............................     --         --          12,317        13,097              --          --

---------------

(1) All options are to purchase shares of Common Stock and were granted pursuant to the Stock Option Plan. Options listed as "exercisable" consist of options granted in or prior to January 1999 which became exercisable in or prior to January 2000. Options listed as "unexercisable" consist of options granted in or prior to January 2000 which become exercisable in January 2001 and thereafter.
(2) Based on the $6.25 closing price of a share of Common Stock on the New York Stock Exchange on December 31, 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Determinations regarding compensation of the Company's employees are made by the Company's Nominating and Compensation Committee, whose members are Directors Martin (Chairman), Lewis and Simon. No member of the Committee is or at any time was an employee of the Company or any subsidiary, nor was any member of the Committee interested in a transaction that would require disclosure hereunder or under "Certain Relationships and Related Transactions" below.

REPORT OF THE NOMINATING AND COMPENSATION COMMITTEE

     The Nominating and Compensation Committee (the "Committee") of the Board of Directors is responsible for establishing management compensation policies and procedures to be reflected in the compensation program offered to the executive officers of the Company and the Bank. The Committee shares jurisdiction with the full Board of Directors over the administration of and grants under the Stock Option Plan.

     General Compensation Policies. The broad general salary and benefit guidelines are determined by the Committee. The Company seeks to provide executives with long-term wealth accumulation capability, conditional upon personal performance, individual service longevity and consistent high level financial performance of the Company. With respect to the Company's officers other than Mr. William C. Erbey, the Committee considered salary and bonus recommendations prepared by Mr. William C. Erbey or other executive officers to determine fiscal 1999 compensation. The salary adjustment recommendations were based on the Company's overall performance in the past year and an analysis of compensation levels necessary to maintain and attract quality personnel. It is through this process that the Company is able to compete for and retain talented executives who are critical to the Company's long-term success and align the interests of those executives with the long-term interests of the Company's shareholders.

     Annual Incentive Compensation. The Company's primary annual incentive compensation plan is the 1998 Annual Incentive Plan. Pursuant to this plan, a participant can earn cash awards in relation to the Company or a business unit attaining specified levels of increase in net earnings, return on equity, average net equity used or growth in assets, as such terms are defined in such participant's award agreement, and can earn cash and stock option awards in relation to individual performance. If the Company, business unit or individual performance is below certain threshold levels, no award is paid under the plan. Each participant has a targeted annual incentive award that is expressed as a percentage of total target compensation and varies with the participant's level of responsibility. At the executive level, 30-60% of each executive's total target compensation is at risk and payable only upon achievement of certain minimum Company and individual performance levels. The 1998 Annual Incentive Plan awards are structured so that the compensation opportunities for executives will exceed those of comparable companies when superior levels of corporate, business unit and individual performance are achieved. Conversely, when the Company, business unit and individual performance fall short of established targets, the compensation opportunities for executives are below those available at comparable companies. For 1999, annual incentive awards for all executive officers, including the Chief Executive Officer, were based on the increase in net income as compared to 1998 and on business unit and individual performance.

     Long-Term Incentive Compensation. Prior to 1999, the Company's primary long-term compensation program had been exclusively to award stock options with deferred vesting. The objective of these options was to create a direct link between executive compensation and long-term Company performance. In determining the appropriate level of stock-based allotments, the Committee considered the executive's contribution toward Company and Bank performance. To encourage growth in shareholder value, stock options were granted to key management personnel who were in a position and had the responsibility to make a substantial contribution to the long-term success of the Company. The Committee believes that stock option awards help to focus attention on managing the Company from the perspective of an owner with an equity stake in the business. The Company has retained these benefits by including stock options as part of the 1998 Annual Incentive Plan.

     For 1998, the Company made awards under the 1998 Long-Term Incentive Plan (the "LTIP") which provides for the award of Basis Points to plan participants. Basis Points are valued based upon the Company's attainment of certain performance targets during a specified performance period. The performance targets under the LTIP are based on the attainment of specified levels of return on equity and growth in earnings per share. In the event that Basis Points are earned, they would be paid in the form of restricted stock awards.

     Other Compensation. The Compensation Committee's policy with respect to other employee benefit plans is to provide competitive benefits to employees of the Company and the Bank, including executive officers. A competitive comprehensive benefit program is essential to achieving the goal of attracting and retaining highly-qualified employees.

     Tax Considerations. Under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the tax deduction by corporate taxpayers is limited with respect to the compensation of certain executive officers above $1 million per covered executive unless such compensation is based upon the attainment of performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. Due to transition provisions included in this Code section, it is expected that through 1999 all payments under the Company's 1991 Non-Qualified Stock Option Plan will be fully deductible by the Company for federal income tax purposes and will not be subject to the limitations set forth in Section 162(m) of the Code. The Company has obtained shareholder approval of the 1998 Annual Incentive Plan and the LTIP in order to qualify awards under such plans as performance-based compensation under Section 162(m) of the Code. It is the Compensation Committee's intention to seek to qualify all performance-based compensation for the exclusion from the deductibility limitation of 162(m), except in situations where qualifying compensation for the exclusion would be inconsistent with the overall best interests of the Company.

     Chief Executive Officer Compensation. In determining the overall compensation package for the Chief Executive Officer, the Committee considered the performance of the Chief Executive Officer and the financial performance achieved by the Company during the past fiscal year.

                                          Nominating and Compensation Committee:

                                            W.C. Martin, Chairman
                                            Hon. Thomas F. Lewis, Director
                                            Howard H. Simon, Director
March 30, 2000

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In October 1998, the Company indirectly loaned $600,000 to John R. Erbey and $250,000 to John R. Barnes in order to prevent them from having to sell shares of Common Stock to meet or avoid margin calls. Each loan was: (i) evidenced by a promissory note bearing interest at a rate of 9.5% per annum,
(ii) payable in two equal installments at 18 and 30 months from the date of issuance, and (iii) secured by pledges of Common Stock. As of December 31, 1999, both loans had been repaid and the promissory notes cancelled.

     On November 13, 1999, FF Plaza Partners, a Delaware general partnership of which William C. Erbey is a partner, sold 700,000 shares of the Company's common stock at the then prevailing market price through the broker then engaged by the Company to purchase the Company's common shares as part of its six million share stock repurchase program. On December 30, 1999, FF Plaza Partners was converted into FF Plaza Limited Partnership, a Delaware limited partnership.

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total return on the Common Stock of the Company since the initial public offering of the Common Stock by certain shareholders of the Company in September 1996 with the cumulative total return on the stocks included in (i) the Standard & Poor's 500 Market Index,
(ii) the Nasdaq Stock Market (United States), and (iii) the Standard & Poor's Financial (Diversified) 500 Market Index.

                                          OCWEN FINANCIAL                                                       S&P FINANCIAL
                                            CORPORATION              S&P 500           NASDAQ - TOTAL US*     DIVSERSIFIED INDEX
                                          ---------------            -------           ------------------     ------------------
09/25/96                                       100.00                 100.00                 100.00                 100.00
12/31/96                                       132.10                 108.53                 105.13                 115.09
12/31/97                                       251.24                 144.75                 128.82                 181.44
12/31/98                                       121.61                 186.07                 181.53                 237.47
12/31/99                                        61.73                 225.05                 327.95                 247.56

           Source: SNL Securities L.C.

     The above graph represents $100 invested in Common Stock on September 25, 1996 at the closing price of $20.25 per share on that date, and in each index on such date. The Common Stock was quoted on the Nasdaq Stock Market's National Market from September 25, 1996 through July 31, 1997 and has been listed on the New York Stock Exchange since August 1, 1997. There was no established market for the Common Stock prior to September 25, 1996.

               RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR
                                 (PROPOSAL TWO)

     The Board of Directors of the Company has appointed PricewaterhouseCoopers LLP, independent certified public accountants, to be the Company's independent auditor for the year ending December 31, 2000, and has further directed that the selection of the auditor be submitted for ratification by the shareholders at the Annual Meeting.

     Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will be given the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT AUDITOR FOR 2000.

                             SHAREHOLDER PROPOSALS

     Any proposal which a shareholder desires to have included in the proxy materials of the Company relating to the next annual meeting of shareholders, which is scheduled to be held in May 2001, must be received at the executive offices of the Company no later than December 1, 2000. In addition, pursuant to rules of the SEC, at the Annual Meeting the Company may exercise discretionary authority when voting on a shareholder proposal that is not included as an agenda item in this Proxy Statement if the proposal was received by the Company after February 28, 2000 and the proposal is properly presented at the Annual Meeting. The Company did not receive notice of any shareholder proposal or nomination relating to the Annual Meeting. If notice of a shareholder proposal relating to the annual meeting of shareholders to be held in May 2001 (the "2001 Annual Meeting") is received by the Company after February 14, 2001 and the proposal is properly presented at the 2001 Annual Meeting, the Company will be able to exercise discretionary authority when voting on the proposal. If notice of a shareholder proposal is received on or prior to February 14, 2001, the proposal is not included as an agenda item in the proxy statement and proxy card furnished to shareholders in connection with the 2001 Annual Meeting (the "2001 Proxy Statement"), and the proposal is properly presented at the 2001 Annual Meeting, the Company may exercise discretionary authority when voting on the proposal if in the 2001 Proxy Statement the Company advises shareholders on the nature of the proposal and how the Company intends to vote on the proposal, unless the shareholder satisfies certain requirements of the SEC, including mailing a separate proxy statement to the Company's shareholders. All proposals and nominations should be directed to John R. Erbey, Secretary, 1675 Palm Beach Lakes Boulevard, West Palm Beach, Florida 33401. It is urged that any shareholder proposals or nominations be sent certified mail, return-receipt requested.

                                 ANNUAL REPORTS

     A copy of the Company's Annual Report to Shareholders for the year ended December 31, 1999 was mailed with this Proxy Statement to shareholders entitled to notice of the Annual Meeting. Such report is not part of the proxy solicitation materials.

     Upon receipt of a written request, the Company will furnish to any shareholder a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1999 required to be filed by the Company with the SEC under the Exchange Act. Such requests should be directed to Investor Relations, Ocwen Financial Corporation, 1675 Palm Beach Lakes Boulevard, West Palm Beach, Florida 33401, telephone (561) 682-8400. Such report is not part of the proxy solicitation materials.

                                 OTHER MATTERS

     Management is not aware of any business to come before the Annual Meeting other than the matters described above in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting, it is intended that the Proxies solicited hereby will be voted with respect to those other matters in accordance with the judgment of the person or persons appointed as proxies.

     The cost of the solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Common Stock. In addition to solicitations by mail, directors, officers and employees of the Company may solicit proxies personally or by telephone without additional compensation.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Exchange Act, that might incorporate future filings, including this Proxy Statement, in whole or in part, the report of the Nominating and Compensation Committee and the Performance Graph contained herein shall not be incorporated by reference into any such filings.

                                                                      Appendix A


                           OCWEN FINANCIAL CORPORATION
                         1675 PALM BEACH LAKES BOULEVARD
                         WEST PALM BEACH, FLORIDA 33401

                                 REVOCABLE PROXY

         THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF OCWEN FINANCIAL CORPORATION, FOR USE ONLY AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 16, 2000 AND AT ANY ADJOURNMENT THEREOF.

         The undersigned hereby appoints John R. Erbey, William C. Erbey, Christine A. Reich or any of them, as proxy, with full powers of substitution, and hereby authorizes them to represent and vote, as designated below, all the shares of Common Stock of Ocwen Financial Corporation (the "Company") held of record by the undersigned on March 15, 2000 at the Annual Meeting of Shareholders to be held at the first floor offices of the Company located at 1675 Palm Beach Lakes Boulevard, West Palm Beach, Florida 33401 on Tuesday, May 16, 2000 at 9:00 a.m., Eastern Time, and at any adjournment thereof.

         Shares of Common Stock of the Company will be voted as specified. If not otherwise specified, this proxy will be voted FOR the election of each of the Board of Directors' nominees to the Board of Directors and FOR ratification of the appointment of PricewaterhouseCoopers LLP as the independent auditor. You may revoke this proxy at any time prior to the time it is voted at the Annual Meeting.

         The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders of the Company to be held on May 16, 2000, or any adjournment thereof, a Proxy Statement for the Annual Meeting and the 1999 Annual Report to Shareholders of the Company prior to the signing of this proxy.

         1. ELECTION OF DIRECTORS.

            FOR all nominees listed        [ ]    WITHHOLD AUTHORITY       [ ]       * EXCEPTIONS  [ ]
            below (except as marked to the        to vote for all nominees
            contrary below)                       listed below

Nominees: William C. Erbey, Hon. Thomas F. Lewis, W.C. Martin, Howard H. Simon and Barry N. Wish.

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.) *Exceptions:___________________________________________________________________
         2. RATIFICATION OF THE APPOINTMENT by the Board of Directors of PricewaterhouseCoopers LLP as the independent auditor of the Company for the year ending December 31, 2000.

          FOR [ ]             AGAINST [ ]              ABSTAIN [ ]

         3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.

                              Please check if you  [ ]  Change of Address [ ]
                              plan to attend the        and/or Comments
                              meeting.                  Mark Here

                              Please sign exactly as your name(s) appear(s) on this Proxy. When signing in a representative capacity, please give title. when shares are held jointly, both should sign.

                              Dated: ___________________________________, 2000.


                              _________________________________________________


                              _________________________________________________
                              Signatures

PLEASE MARK, SIGN, DATE
AND RETURN THIS PROXY
PROMPTLY USING THE
ENCLOSED ENVELOPE.            Votes must be indicated (x) in Black or Blue ink.